Exhibit 99.4

FELDMAN FINANCIAL ADVISORS, INC.

1001 CONNECTICUT AVENUE, NW, SUITE 840
WASHINGTON, DC 20036
(202) 467-6862 ● FAX (202) 467-6963

March 9, 2010

Board of Directors
ViewPoint Financial Group
1309 West 15th Street, Suite 400
Plano, Texas 75075

Members of the Board:

By letter dated March 8, 2010, ViewPoint Financial Group has requested an opinion from Feldman Financial Advisors, Inc. as to any potential economic value of the liquidation account in ViewPoint Financial Group, Inc. (the “Company”) and the associated liquidation account in ViewPoint Bank (the “Bank Liquidation Account”) as set forth in the Amended and Restated Plan of Conversion and Reorganization of ViewPoint MHC adopted by the Board of Directors of the Company.

In the event of the liquidation of ViewPoint Bank (the “Bank”), the right of the holders of rights to the liquidation account of the Company and their associated right to obtain a payment directly from the Bank in the event the Company lacks sufficient net assets to make distributions in satisfaction of such holders’ rights in the liquidation account in the Company, pursuant to the Amended and Restated Plan of Conversion and Reorganization of ViewPoint MHC, do not have any economic value at the time of the merger of ViewPoint Financial Group into the Company upon completion of the conversion and reorganization.

Sincerely,

/s/ Feldman Financial Advisors, Inc.

Feldman Financial Advisors, Inc.